As filed with the Securities and ExchangeCommission on June , 2011
Registration No. _________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

OPU, INC.
(Name of small business issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	20-1445018 (IRS Employer Identification Number)

1533 Jamestown Drive, Murray UT 84121
 (801) 544-2633
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

J. William Kirch
1533 Jamestown Drive, Murray UT 84121
(801) 554-2633
 (Name, address and telephone number of agent for service)

With a Copy to:
Trent Waddoups, Esq. 609 Judge Bld., 8 East Broadway, Salt Lake City, Utah 84111 (801) 363-0888

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

__________________________

Calculation of Registration Fee

Title of each class of securities to be registered	Number to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Stock, par value $0.001	4,316,000	$1.00 per share	$ 4,316,000	$ 501.09

TOTAL	4,316,000		$ 4,316,000	$ 501.09
________________

(1)	This registration statement covers the resale by certain selling stockholders of up to an aggregate of 4,316,000 shares of OPU, Inc. common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OPU, INC.
PROSPECTUS

SUBJECT TO COMPLETION
The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

OPU, INC.
1533 Jamestown Drive, Murray UT 84121

4,316,000 Common Shares

We have no public market for our common stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Selling shareholders are offering 4,316,000 shares at $1.00 per share for the duration of the offering. We have no market for our common stock and we will receive no proceeds from the sale.

Our common stock does not currently trade in the public market.

    You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

    Investing in our common stock involves risks which are described in the “Risk Factors” section beginning on page 5 of this prospectus.

The date of this prospectus is June __ , 2011

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by OPU, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Our Business

We were Incorporated on March 31, 2008 in the state of Nevada under the name OPU, INC. for the purpose of selling business management services. We assist small businesses especially start-ups, in goal setting, organizational development, forming business plans, marketing plans and funding plans with these critical components:

●	management and leadership structure, incentives and controls
●	Strength, weakness analysis tests
●	Problem solving, conflict resolution processes
●	public promotions and special events;

Our services are provided by our president or by independent advisors, including lawyers, accountants and bankers.  Through December of 2009, our services were provided to a single, client, Legend Media, Inc. a multi-media marketing company trying to establish a radio advertising business in China. We assisted Legend Media in organizing funding and marketing plans and special events for their multimedia and marketing business expansion into Asia. During 2009 and 2010 we began providing business development, management and marketing services to other small businesses. We are not providing any services to Legend Media at the present time.

Corporate Information

Our principal executive offices are located at 1533 Jamestown Drive, Murray UT.  Our telephone number is 801-554-2633

THE OFFERING

We are registering 4,316,000 common shares to be sold by selling stockholders who are identified in the “Selling Stockholders” section starting on page 24.  The 4,316,000 being offered for resale represents 35% of our issued and outstanding shares. Non-affiliates are offering 100% of their shares which constitutes 27% of our total issued and outstanding shares and 77% of the shares being offered. We will not receive any of the proceeds from the sale of the shares. These shares will be sold from time to time at the total discretion of the selling stockholders.  See “Plan of Distribution” starting on page26 for further details about the possible methods of sale that may be used by the selling stockholders.

Shares of common stock outstanding as March 31, 2011	12,316,000

Total shares of common stock to be registered	4,316,000

Shares of common stock being offered by non-affiliates	3,316,000

Shares of common stock being offered by affiliates	1,000,000

Common stock outstanding after the offering	12,316,000

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions.  This prospectus contains these types of statements.  Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus.  All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The factors listed in the “Risk Factors” section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

RISK FACTORS

You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below are the risks that we believe material to your decision.

Risks Related to Our Financial Condition

We have operated on a limited basis since Inception and have only recently started increasing our operations which will make it difficult for you to evaluate our financial condition or an investment in our common stock, you could lose your entire investment.

We were formed March 31, 2008, but have a limited operating history. We began pursuing our business purpose in the last three years and only recently moved out of the development stage. In addition, during much of that period we relied on revenues from only one client. We had no contract with that client and revenues were inconsistent because they had been based on the service needs of that client during any given time period which varied. We did not begin deriving revenues from other clients until the quarter ended March 31, 2009 and do not know how successful we will be in achieving a larger client base. It will therefore be difficult for you to evaluate an investment in our common stock. We have operated with a net loss from operations in our 2010 and 2009 fiscal years. We also suffered a net loss of $26,794 in our first quarter of the current fiscal year. There is no assurance that we will be successful in the development, operation, and profitability of our multi-media marketing business.

Our cash flows are insufficient to grow our business and we will likely need capital to increase and expand our operations. Additional capital may not be available to us; accordingly, an inability to raise additional funds would limit growth opportunities and could ultimately result in our inability to continue in business.

We have suffered net losses from operations in our 2010 and 2009 fiscal years. During our first quarter of this fiscal year we experienced a $26,794.  We expect to experience additional losses in the near future.  Although we have no immediate plans of raising additional capital, we will need to raise additional funds in the future to fund our losses, expand our business, promote more aggressive marketing programs and/or for the acquisition of complementary businesses. The amount of funding we will require has not yet been determined and depends on many factors not the least of which is the amount of revenues we generate, whether or not management will be able to continue to reduce our operating expenses and how aggressively we market our services in the next twelve months.  Our revenues have been inconsistent making it difficult to analyze our cash needs and we have not yet made a determination as to how much additional financing we will need.  In the past we have relied on sales of our common stock to fund operations but may also look to other forms of debt or equity financing. We may also rely on loans from related or non-related parties. The success of raising capital is dependent on:

●	market and economic conditions;
●	our financial condition and operating performance; and
●	investor sentiment.

These factors may make the timing, amount, terms and conditions of additional financing unattractive for us and we may not be successful in raising additional capital when we need it. The inability to raise capital when needed could result in our inability to continue in business.

We will incur substantial costs and expenses to comply with SEC reporting requirements once our registration statement is declared effective; these costs will place a substantial burden on our cash flows and may negatively impact our financial condition

Once the registration statement, which this prospectus is made a part of, is declared effective by the SEC we will continue to incur substantial legal and accounting costs associated with compliance with various reporting requirements imposed by the Securities and Exchange Act of 1934.  Legal and accounting costs related to the registration process is responsible for approximately 22% of our total operating expenses and such costs will continue to utilize a relatively high percentage of our cash flows placing a substantial burden on them. If we incur these expenses at a time when cash flows from operations are reduced or unavailable it could force us to postpone or abandon business development or marketing at a critical time or borrow money under unfavorable terms. Our financial condition may be negatively impacted by the costs associated with our reporting requirements.

Our auditors have expressed concern as to whether we can continue as a going concern

We have suffered net losses for our 2010 and 2009 fiscal years of $66,946 and $9,036, respectively;  with an accumulated deficit at that end of 2010 of $240,575.   We are unable to fund our day-to-day operations through revenues alone and we will incur operating losses in the near future while we try to increase our market share and number of clients, or expand our market into other similar areas. We may be unable to increase our revenues sufficiently to achieve profitability. Our auditors have expressed concern as to whether we can continue as a going concern in their report.

Risks Related to our Business

We may not be able to compete successfully because we have little market share and we have identified several local agencies we must compete with in our efforts to increase our market presence; there are also national and international companies which are well-established and aggressively pursuing business throughout the United States and Asia including our geographic locale.

Although management believes we can operate successfully in Utah, Nevada and throughout the United States for a reasonable price, other marketing companies are aggressively pursuing business in our locale and in similar markets.  In our efforts to increase our market presence and achieve additional clientele we will experience competition from several local and regional companies that offer similar services and have substantially greater financial resources, experience and marketing organizations.  We have identified at least ten such firms that we will compete with in our effort to increase our client base. We will also experience some competition from national companies that are well established and aggressively pursuing business throughout the US, including our specific locale. In order to compete, we have chosen to pursue a particular and relatively narrow market which is not limited to a specific locale, that is small businesses especially start-ups. Our ability to compete will depend on our ability to obtain customers by attracting them to our services from that narrow market. Although we do not know if any of our competitors specialize in start-up companies, we are at a competitive disadvantage because we are a small company with limited resources. We may not be able to compete successfully or achieve profits. See “Competitive Business Conditions...” on p.22.

Our director and officer is inexperienced in the management of public companies and will only devote part time efforts to our business which may not be sufficient to successfully develop it; both this lack of experience and potential conflicts of interest for both time or corporate opportunity could have a negative impact on our growth potential.

The amount of time which our officer and director will devote to the business will be limited. J. William Kirch will only devote about 25-50% of his time.  Mr. Kirch has other business interests. The hours he devotes to our business may not be sufficient to fully develop our business or fully manage the reporting requirements of being a public company without outside assistance. In addition, Mr. Kirch has no experience managing a public company or acting in the capacity of principal accounting or financial officer of a public company and therefore will be heavily reliant on outside services to assist him in all aspects of our financial reporting. This will place additional financial burdens on our company. Furthermore, there exists potential conflicts of interest, including, among other things, time, effort and corporate opportunity involved with participation in other business entities. We have no agreements with our officer and director as to how he will allocate his time to us or how he will handle corporate opportunities.

We have a narrow target market which could negatively impact our growth opportunities and our revenues if we do not successfully capture it, or if we are not sufficiently flexible to adjust our business plan as the need dictates. Failure to achieve a larger client base or adjust or expand our target market could result in a total lack of revenues and the inability to continue operations.

Our current business plan focuses mainly on a narrow target market, small businesses especially development stage companies and start-up enterprises. Our success will be directly tied to both the success of the respective services and products in the marketplace as well as the success and growth of the small businesses. If the product(s) or service(s) fail to succeed or if we fail to sell our services, both our revenues and our growth opportunities will be negatively impacted.  We currently do not have sufficient cash flows from operations derived from our market niche and may never have sufficient growth opportunities from it.  Lack of cash flows could prohibit us from continuing our business operations.

We had been dependent on one client to provide revenues and although we now have additional customers, we currently rely on only a small number of clients to provide revenues in any given quarter; we do not have any long-term agreements or contracts, written or otherwise, with any of our clients regarding our services; the loss of our clients’ business could result in a total lack of revenues unless we are able to continually attract additional clients.

Although we have begun deriving revenues from more than one client and will continue to pursue additional clients in the future, we had been dependent on only one client, to generate revenues. Our sole client through December 31, 2009 was Legend Media, a multi-media marketing firm focused on building radio advertising interests in China.  Furthermore, we do not have a current agreement regarding our services with that client nor do we have any long-term arrangement with any other company.  We provided services and charged fees for each service provided to Legend. We have not provided any services to Legend Media in the last six months and although it is possible we will do so in the future it is unlikely we would have a written contract with them. We have provided services to additional clients during the last 12 months although at any given time we average only a few clients to generate income. We do not have written contracts with any of these clients. We will continue to seek new and additional clients. With minimal clientele and no long-term arrangements or agreements with those clients, our future operations could be seriously affected especially if we fail to continue to secure additional and new clients. This could result in a total lack of revenues and would negatively impact our cash flows.

Risks Related to this Offering, Our Stock Price, and Corporate Control

We have no public market for our stock and there is no assurance one will develop; you may have difficulty liquidating your investment.

There is no public market for our shares of common stock although we intend to apply for quotation on the Over-the Counter Bulletin Board (OTCBB) sometime in the future. If we are quoted on the OTCBB, there is no assurance that a market for our common shares will develop. If a market develops, there can be no assurance that the price of our shares in the market will be equal to or greater than the price per share investors pay in this offering, which was arbitrarily determined. In fact, the price of our shares in any market that may develop could be significantly lower. Investors in this offering may have difficulty liquidating their investment. We have not, as of this date, approached any broker-dealer regarding application for quotation on the OTCBB

When and if we apply for quotation on the OTCBB, the process can be time consuming and we could ultimately fail to achieve a quotation; if our stock does not become quoted on the OTCBB or we fail to maintain our listing once quoted, you may not be able to liquidate your investment.

Although we intend to apply for quotation on the OTCBB, we have no estimate as to when we might begin the process which can ultimately be time consuming and may result in failure.  In order to be quoted on the OTCBB, we are required to be a “reporting company” and we must find a broker who will submit a Form 211 application to FINRA.  We will be a “reporting company” once our registration statement is declared effective by the SEC. We will not make our application until that happens and we cannot predict how long it will take us to go through the registration process especially in light of recent rule changes related to small businesses which were effective in February 2008. In addition we cannot predict how long it will take to achieve a quotation once we make application, although we would anticipate it taking approximately three to nine months from when we begin the process. Once we are quoted we must continue to meet our filing obligations under the 1934 Act to maintain our quotation and such filings must be filed in a timely manner in order to avoid a temporary suspension in trading.  In addition, recent rule changes impose the requirement that if we fail to file our quarterly and annual reports in accordance with SEC time constraints more than two times in a two year period, we will lose our “listing” for one year during which time we must file each and every report on time before we can be quoted again. Therefore, if our stock does not become quoted on the OTCBB, or if it takes a long time before it is quoted on the OTCBB, or if a market fails to develop once it is quoted on the OTCBB, or if we are suspended from quotation on the OTCBB, you will have difficulty liquidating your investment.

Our shares may be considered a “penny stock” within the meaning of Rule 3a-51-1 of the Securities Exchange Act which will affect your ability to sell your shares; “penny stocks” often suffer wide fluctuations and have certain disclosure requirements which make resale in the secondary market difficult.

Our shares will be subject to the Penny Stock Reform Act, which will affect your ability to sell your shares in any secondary market, which may develop. If our shares are not listed on a nationally approved exchange or NASDAQ, do not meet certain minimum financing requirements, or have a bid price of at least $5.00 per share, they will likely be defined as a “penny stock”. Broker-dealer practices, in connection with transactions in “penny stocks”, are regulated by the SEC. Rules associated with transactions in penny stocks Include the following:

●	the delivery of standardized risk disclosure documents;
●	the provision of other information such as current bid/offer quotations, compensation to be provided broker-dealer and salesperson, monthly accounting for penny stocks held in the customers’ account;
●	written determination that the penny stock is a suitable investment for purchaser;
●	written agreement to the transaction from purchaser; and
●	a two-business day delay prior to execution of a trade

These disclosure requirements and the wide fluctuations that “penny stocks” often experience in the market may make it difficult for you to sell your shares in any secondary market which may develop.

We have never paid cash or stock dividends on our common shares and this could discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving any dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends.  This lack of dividend potential may discourage potential investors from purchasing our common stock.

Our officer and director controls a significant portion of our stock which gives him significant influence on all matters requiring stockholder approval; they could prevent transactions which would be in the best interests of the other stockholders.

Our sole director and officer, whose interests may differ from other stockholders, has the ability to exercise significant control over us. This individual beneficially owns approximately 81.38% of our common stock. This stockholder is able to exercise significant influence over all matters requiring approval by our stockholders, Including the election of directors, the approval of significant corporate transactions, and any change of control of OPU, INC. This individual could prevent transactions which would be in the best interests of the other shareholders. The interests of our officer and director may not necessarily be in the best interests of the shareholders in general.

USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus.  We will not receive the proceeds from the shares sold by the selling stockholders.  We will pay the costs of this offering, which are estimated to be approximately $20,000, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

DETERMINATION OF OFFERING PRICE

As of the date of this prospectus, there is no public market for our common stock. The offering price of $1.00 per share was determined arbitrarily by us and should not be considered an indication of the actual value of our company or our shares of common stock.  It was not based on any established criteria of value and bears no relation to our assets, book value, earnings or net worth.  In determining the offering price and the number of shares to be offered, we considered such factors as the price paid by both initial and subsequent investors, our financial condition, our potential for profit and the general condition of the securities market.

We decided on the offering price of $1.00 per share because we believe that the price of $1.00 per share will be the easiest price at which to sell the shares. The price of the common stock that will prevail in any market that develops after the offering, if any, may be higher or lower than the price you paid. There is also no assurance that an active market will ever develop in our securities.  You may not be able to resell any shares you purchased in this offering.  Our common stock has never been traded on any exchange or market prior to this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of June 14, 2011, there were 43 record holders of our common stock, and there were 12,316,000 shares of our common stock outstanding. No public market currently exists for shares of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

    The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

Stock Transfer Agent

The stock transfer agent for our securities is Action Stock Transfer Agency, of Salt Lake City, Utah.. Their address is 7069 S. Highland Drive #300, Salt Lake City, UT 84121.  Their phone number is 801 274-1011.

Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

    The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Executive Overview

We were incorporated on March 31, 2008 in the state of Nevada under the name OPU, INC. for the purpose of selling business management services. We assist small businesses especially start-ups, in goal setting, organizational development, forming business plans, marketing plans and funding plans. We have had only limited revenues and have operated at a loss.  We intend to focus on this relatively small market in hopes our business will grow as this particular segment grows.  We will continue to provide services for other small businesses when and if the opportunity arises.

Market Focus

The determination to concentrate our business on start-up companies was based on Management’s belief this focus could ultimately result in more and regular clients if we can manage to grow with the respective social networks. We also considered that our president has experience in that industry making him better qualified to serve that market segment as well as other new companies, rather than larger businesses in general.  A third factor in this decision is Management’s belief that competition will be less intense than for business in the broader small business arena if we specialize in and capture this relatively small market niche where we will be able to rely more heavily on referrals, reputation, and word-of-mouth to increase business.  However, Management also provides marketing services to small businesses as the opportunity arises and will remain flexible and open to all small business marketing opportunities.

Decision to “Go Public”

During 2010, despite the anticipated increase in professional costs, management also made the determination to go public.   Management believes it will be the best opportunity to position OPU, Inc. to raise additional funds for both operations and business expansion, which outweighs the increased costs and burdens placed on our cash flows.  Our private investors had no influence on the decision. Management does not have any intention of engaging in a reverse merger or similar transaction with another party now or in the foreseeable future.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Results of Operations for our Years Ended December 31, 2010 and 2009

The following discussions are based on the financial statements for the years ended December 31, 2010 (“FYE 2010”) and  December 31, 2009 (“FYE 2009”).  The discussions are summary and should be read in conjunction with the financial statements and notes Included with this Prospectus

Comparison of December 31, 2010 and December 31, 2009 Fiscal Year Operations

Revenues

Revenues are generated by marketing services provided to our clients and are recognized as earned at the time the services are provided.   Services are provided, and fees negotiated on an individualized per job basis at prices normal and usual in the industry. We do not have service contracts with clients but perform services in accordance with the clients’ needs and budget.  We had $29,129 in revenues during our year ended December 31, 2010 and $38,127 in revenues in our year ended December 31, 2009.  Revenue generated in 2010 was from several clients and revenue from 2009 was generated from one client.  .

Expenses/Loss from Operations

Our general and administrative expenses of $55,012 are nearly 60% greater than the $34,503 we spent last year.  This resulted in a loss from operations of $66,946  in 2010 compared to a $9,036 loss from operations in 2009. Expenses this year included approximately $29,000 in costs compared to roughly $5,000 in costs last year. Marketing costs consist mainly of sponsoring events at promotional shows and business expos to rebuild our business base from the slumping economy. Costs paying individuals for their marketing skills to do direct marketing via internet,.telephone and on the street.  When creating business growth seminars the costs include paying hotels and/or offices for space to hold seminars, paying people to hold and/or conduct the seminars and for their time and costs associated with inviting their business networks. In general the costs incurred are printing costs, space rentals, lead generation services, food and refreshments and paying individuals to conduct and/or sponsor the business seminars and expos.

Net Loss

We suffered a net loss of $9,036 in the year ended December 31, 2009 which increased in 2010 to a net loss of $66,946 due lower revenues and increased operating expenses.  Our loss is due to increased efforts to rebuild our business base due to the weakened economy.

Balance Sheet Information

The chart below presents a summary of our balance sheet at December 31, 2010 and December 31, 2009:

	2010	2009

Cash	$553	$53,899
Total Current Assets	-	-
Total Assets	553	53,899
Total Current Liabilities	-	-
Accumulated Deficit	(240,575)	(183,629)
Total Stockholders Equity (Deficit)	553	53,899

We had $553 in cash as of December 31, 2010 and no liabilities.

Commitment and Contingencies

We have no leases in place.

Off-Balance Sheet Arrangements

None.

Liquidity and Capital Resources/ Plan of Operation for the Next Twelve Months

Cash Flows and Capital Resources

Our revenues have not reached a level to support our operations nor provide for additional business development and expansion. Net cash used by operating activities was $9,036 during our year ended December 31, 2009 and net cash used by operations this year of $66,946 in our year ended December 31, 2010.

Net cash used by operating activities was $26,794 during our quarter ended March 31, 2011 and net cash used by operations of $21,052 during our quarter ended March 31, 2010. Our primary sources of capital during our two years are as follows:
●	During 2010 operating losses of $66,946 exceeded our cash flows from operations. We funded our losses through a private placement of our common stock which provided us with proceeds of $13,600.

●
During 2009, operating losses of $9,036 exceeded our cash flows from operations. We funded our losses through a private placement of our common stock which provided us with proceeds of $57,678. Stockholders who invested in this private placement are listed in the Selling Stockholder section of this Prospectus.

Our Plan of Operation for the Next Year

We have incurred losses since inception and have an accumulated deficit at March 31, 2011 of $267,369. We have limited cash, no receivables, and a small number of clients. At our current estimated burn rate of $4,000 per month, we do not have sufficient cash to fund our operations and pursue business development and expansion.

We have an immediate need for cash to fund the growth of our operations. During the next twelve months we must find ways to reduce our operating expenses and increase cash flows.  The “going public” process has placed additional burdens on our cash flows in the form of professional fees especially due to our principal financial and accounting officer’s lack of experience in those positions which forces him to seek outside accounting services. Outside accounting services are responsible for reviewing and analyzing the completeness of the accounting information provided by our CFO and then compiling it into a financial statement prior to submission to our independent public accountant for review. We anticipate professional fees will cost us approximately $5,000 - $7,000 per quarter. In addition, these increased fees will not be relieved once we are public because we will continue to require assistance to comply with our reporting obligations under the 1934 Act.

Management is now  pursuing its business plan aggressively.  And, even though revenues have now increased due to Management’s recent efforts to secure new clients, our expenses have also increased to point that they have exceeded our revenues. . We recorded a net loss of $26,794 during the three months ended March 31, 2011. Management has an immediate need for cash and must increase our cash flows from operations significantly. We must pursue our niche market more aggressively while at the same time pursuing other small business marketing opportunities. In light of our deteriorating financial condition, Management has determined that it is critical that we:

●	Increase cash flows by increasing our client base - we began this effort in the quarter ended March 31, 2011 and will continue this effort during the next twelve months..

●
Analyze the effectiveness of the various marketing services performed for , our  clients through December 2010 and utilize results, if positive, to (1) attract additional  management services marketing clients; and (2) adjust services offered this niche market based on the results – we have begun this process and will implement our findings during the next 12 months;

●	Expand our market to include more small businesses as the opportunity allows; we began this in the quarter ended March 31, 2011 and will continue this more aggressively. during the next 12 months;

●	Develop more long term and/or repeat relationships with clients;

●	Analyze results of operations quarterly to compare revenues from our management services clients to revenues from general small business clients and adjust our marketing strategy accordingly; and

●	Reduce operating expenses where possible.

Management does not know if it will be successful in these efforts especially in light of the current economic slowdown.  And, as a result, Management cannot say if it will be successful in generating sufficient cash flows to support its operations over the next 12 months. Therefore, we may seek other means of funding our operations although management has not determined at this time how much money it will need to raise.  We could attempt to receive loans from either related parties such as shareholders or directors, or we could receive loans from unrelated third parties. However, there are no written agreements with any party regarding loans or advances. If these parties do provide loans or advances, we may repay them, or we may convert them into common stock. We do not, however, have any commitments or specific understandings from any of the parties or from any individual, in writing or otherwise, regarding any loans or advances or the amounts.

Management also anticipates that additional capital may also be provided by private placements of our common stock.  We would issue such stock pursuant to exemptions provided by federal and state securities laws.  The purchasers and manner of issuance would be determined according to our financial needs and the available exemptions. We do not intend to do a private placement of our common stock at this time.

At this time, we have no commitments from anyone for financing of any type nor have we had any discussions with any party regarding the same nor have we planned any private placement or public offering of our common stock.  Mr. J. William Kirch, our sole officer/director has indicated his willingness to contribute funds, if necessary to support operations, if not available from another source; however, there is no formal written agreement with Mr. Kirch regarding any such contribution nor is there any specific amount that he is obligated or willing to provide.  We have not, however, as of this date, made any significant effort to investigate or secure additional sources of financing.

In addition, neither OPU nor its controlling officer/director/shareholder has any intention of engaging in a reverse merger or similar transaction with another party now or in the foreseeable future.

Recently Issued Accounting Pronouncements.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality.

We do not expect our revenues to be impacted by seasonal demands for our services.

DESCRIPTION OF BUSINESS
General

We were Incorporated on March 31, 2008 in the state of Nevada under the name OPU, Inc. for the purpose of selling business management services. We assist small businesses especially start-ups, in goal setting, organizational development, forming business plans, marketing plans and funding plans with these critical components:

●	Management and leadership structure, incentives and controls
●	Strength, weakness analysis tests
●	Problem solving, conflict resolution processes
●	Public promotions and special events.

Our services are provided by our president or by independent advisors, including lawyers, accountants and bankers.  Through December of 2009, our services were provided to a single, client, Legend Media, Inc., a multi-media marketing company trying to establish a radio advertising business in China. We assisted Legend Media in organizing funding and marketing plans and special events for their multimedia and marketing business expansion into Asia. During 2009 and 2010 we began providing business development, management and marketing services to other small businesses in the USA and Southeast Asia. We are not providing any services to Legend Media at the present time.

Our executive offices are located at 1533 Jamestown Drive, Murray UT 84121. The telephone number is (801) 554-2633.

The registered and records office of the Company is located at 5017 Wild Buffalo Ave., Las Vegas, Nevada 89131.

The executive office is currently being given to the Company at no charge and there are no leases in place. Until such time as it becomes necessary to hire staff, the company has no plans to lease space or purchase any property. Management utilizes space in their own homes to complete day-to-day administrative tasks.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Services Offered

We assist small businesses especially start-ups, in goal setting, organizational development, forming business plans, marketing plans and funding plans with these critical components:

●	Management and leadership structure, incentives and controls
●	Strength, weakness analysis tests
●	Problem solving, conflict resolution processes
●	Public promotions and special events.

Revenue Generation Plan

OPU has generated revenues by marketing services provided to our clients and recognizing it as earned at the time the services are provided.  Services are provided, and fees negotiated on an individualized per job basis at prices normal and usual in the industry.  Through March 31, 2011, we have used our revenue trying  to attact new clients and developing a public company.

Management is now  pursuing its business plan aggressively.  We must pursue our niche market more aggressively while at the same time pursuing other small business marketing opportunities.  In order to increase revenue going forward, management has determined that it is critical that we:
●	Increase cash flows by increasing our client base - we began this effort in the quarter ended March 31, 2011 and will continue this effort during the next twelve months..

●
Analyze the effectiveness of the various marketing services performed for our clients through December 2010 and utilize results, if positive, to (1) attract additional  management services marketing clients; and (2) adjust services offered this niche market based on the results – we have begun this process and will implement our findings during the next 12 months;

●	Expand our market to include more small businesses as the opportunity allows; we began this in the quarter ended March 31, 2009 and will continue this more aggressively. during the next 12 months;

●	Develop more long term and/or repeat relationships with clients;

●	Analyze results of operations quarterly to compare revenues from our management services clients to revenues from general small business clients and adjust our marketing strategy accordingly; and

●	Reduce operating expenses where possible.

Organization

We are comprised of one corporation. All of our operations are conducted through this corporation.

Operations

We plan to continue to operate out of the office of our President.

Markets

We plan to develop and expand on our services to develop a competitive edge. We plan to utilize the efforts of our principal officer to develop our business.  We will continue to market on a world-wide basis.

Clients and Competition

We are not aware of any direct competitor. Almost all of the companies in this industry have greater resources and expertise than us. Any of them could chose to enter our proposed market at any time. Competition with these companies could make it difficult, if not impossible for us to compete, which could adversely affect our results of operations. Competition from larger and more established companies is a significant threat and is expected to remain so for us. Any competition may cause us to fail to gain or to lose clients, which could result in reduced or non-existent revenue. Competitive pressures may impact our revenues and our growth.

Backlog

At March 31, 2011, we had no backlogs.

Employees

We have one part-time employee: Mr. Kirch our President. Mr. Kirch does not draw a salary or receive any other kind of compensation. However, we reimburse our employee for all necessary and customary business related expenses.  We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.  We do not pay our Directors separately for any Board meetings they attend.

Proprietary Information

We own no proprietary information.

Government Regulation

We do not expect to be subject to material governmental regulation. However, it is our policy to fully comply with all governmental regulation and regulatory authorities.

Research and Development

We have never spent any amount in research and development activities.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1533 Jamestown Drive, Murray UT 84121. The telephone number is (801) 554-2633.

The registered and records office of the Company is located at 5017 Wild Buffalo Ave., Las Vegas, Nevada 89131.

The executive office is currently being given to the Company at no charge and there are no leases in place. Until such time as it becomes necessary to hire staff, the Company has no plans to lease space or purchase any property. Management utilizes space in their own homes to complete day-to-day administrative tasks.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Identification of Officers and Directors

The following person currently serves as our director and officer:

Name	Age	Position	Director Since
J. William Kirch	53	President, Director, Secretary, CEO, CFO	November 2010

Background

J. William Kirch is our President, sole Director, and Secretary. He also acts as our principal executive and financial officer. Mr. Kirch has worked in the business management and development services business for almost 26 years. Mr. Kirch currently runs his own networking company, Kirchco  From 1985 until the present, Mr. Kirch has been working in the management services, networking and business development industry for many years.

Promoters of OPU, INC.

Mr. J. William Kirch, as sole officer and director of OPU, INC. could be considered a promoter of our Company.  OPU, Inc. has had no other promoters since it was founded in 2008.

Directorships in Other Public Companies

Our sole director does not serve as a director of any other reporting company.

No Involvement in Certain Legal Proceedings

During the past five years, none of our executive officers/directors:

●
has filed a petition under federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any  partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
was the subject of any order, judgment or decree, not subsequently  reversed, suspended or vacated, of any court of competent jurisdiction,  permanently or temporarily enjoining him or her from or otherwise limiting  his/her involvement in any type of business, securities or  banking  activities;

●
was found by a court of competent jurisdiction in a civil action, by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated any federal or state securities law, and  the judgment in such civil action or finding by the Securities and  Exchange Commission has not been subsequently reversed, suspended, or vacated.

Our officer and director has not been involved, or have been involved in the past five years, in any legal proceedings that are material to an evaluation of their ability or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following sets forth the number of shares of our $0.001 par value common stock beneficially owned by (i) each person who,  known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 4,316,000 common shares were issued and outstanding as of December 31, 2010.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership (1)(2)	Class

J. William Kirch	9,000,000	73.54%
1533 Jamestown Drive Murray UT 84121

All Officers and Directors as a Group	9,000,000	73.54%
(two persons)
_______________

   (1) All ownership is beneficial and of record, unless indicated otherwise.

   (2) The Beneficial owner has sole voting and investment power with respect to the shares shown.

Summary Compensation Table

Summary Compensation (1)
Name	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other ($)	Total ($)

J. William Kirch (2)	2009	0	0	0	0	0
CEO, CFO President,
Secretary, Sole Director	2010	0	0	0	0	0
_______________

(1)	This table represents annual compensation only for the fiscal years ended 12-31-2009 and 12-31-2010 and there was no long-term compensation paid during the last two years..
(2)	J. William Kirch became our chief executive officer on November of 2010.

All Compensation

Our named officer and director (J. William Kirch) has not  received any compensation (including deferred compensation, restricted stock compensation, long term incentive compensation or other) during the last three completed fiscal years

Options/SAR’s/LTIP’s

None.

Employment Contracts

We currently have no employment agreements or compensatory plan or arrangement in effect with our sole officer/director.

Termination of Employment or Change in Control Arrangements

None.

Compensation Arrangements of Services Provided as a Director

We have no arrangements with our sole director for compensation regarding service on the board nor has he received any compensation for service on our board during the last fiscal year.

None of our officers and directors will receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement our business plan outlined herein.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Our entire board of directors is comprised of one member, J. William Kirch since November 2010 and the following transactions, series of similar transactions, currently proposed transactions, or series of currently proposed similar transactions, to which we were or are to be a party, in which the amount involved exceeded either $120,000 or one percent of the average of our total assets at the year end of our last three fiscal years, whichever is less, and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of any of the foregoing persons is a party are as follows:

J. William Kirch, our sole director, President, Secretary and Principal Executive and Financial Officer and a promoter:

●	served as a Sole Director of OPU and purchased 9,000,000 shares of our stock for services at Inception which equaled approximately 98% of our outstanding stock
●	does not get compensated for services performed on behalf of clients
●	donates a limited space in his office for use in completing various administrative tasks associated with this business
●	sold 1,000,000 shares of his shares on April 15, 2008 for $10,000, in a private transaction, to 5 individuals reducing his position to approximately 90%;

Resolving Conflicts of Interest

Our director must disclose all conflicts of interest and all corporate opportunities to the entire board of directors. Any transaction involving a conflict of interest will be conducted on terms not less favorable than that which could be obtained from an unrelated third party. Our entire Board of Directors consists of Mr. J. William Kirch.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 60,000,000 shares of stock: 50,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

Preferred stock

We have no outstanding preferred shares and we have not established any series or class of preferred shares. Our preferred stock may be issued from time to time in one or more series.  Our board of directors has the authority to designate the rights and preferences of our preferred shares in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Common stock

We have 12,316,000 shares of our common stock currently issued and outstanding.  All common shares have equal voting rights and are not assessable. Voting rights are not cumulative.  The holders of more than 50% of the voting stock could, if they chose to do so, elect all of the directors. Upon liquidation, dissolution or winding up of OPU, Inc. and after the payment of liabilities and satisfaction of all claims our assets will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any additional securities and they have no right to require us to redeem or purchase their shares.

Holders of our common stock are entitled to share equally in dividends when, as and if declared by the board of directors, out of funds legally available for that purpose after payment of any dividends to the holders of our preferred stock. There are no preferred shares currently issued. We have not paid any cash dividends on our common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

Change in Control Provisions

There are no provisions in our charter or bylaws that would delay, defer or prevent a change in our control.

Dividends

We do not expect to pay dividends.  Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

An aggregate of 4,316,000 shares of common stock may be offered for resale by the selling stockholders which equals approximately 34.8% of our outstanding shares. The following table identifies the selling stockholders under this prospectus and their relationship to OPU Inc. during the past three years. Each of these stockholders is offering his or her entire share position except J. William Kirch who is offering 1,000,000 of his 9,000,000 shares. All relationships between selling stockholders and OPU, Inc. or any of its predecessors or affiliates within the past three years have been disclosed in the table and footnotes. Set forth in the table is the percentage of outstanding shares owned by each selling stockholder both before the offering and after the offering presuming each stockholder sells the entire amount offered.

SELLING STOCKHOLDERS TABLE

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned a after the offering	Percentage of common stock owned after this offering

J. William Kirch (1)	8,000,000	1,000,000	7,000,000	57%
J. William Kirch (3)	1,000,000	1,000,000	0	0

Tim Porray (3)	400,000	400,000	0	0
Nick Fischella (3)	200,000	200,000	0	0
Michael Fischella (3)	200,000	200,000	0	0
Elaine Baer (3)	100,000	100,000	0	0
Wallapha Saipreecha (3)	100,000	100,000	0	0
Jim Hauskencht	500,000	500,000	0	0
Brian Murray	30,000	30,000	0	0
Alison Branan	150,000	150,000	0	0
Ben Branan	30,000	30,000	0	0
Matthew Foulger	7,500	7,500	0	0
Cami Murray	30,000	30,000	0	0
Steven Anderson	58,000	58,000	0	0
Lycia Morgan	490,000	490,000	0	0
Jeremy English	400,000	400,000	0	0
Tim Porray	40,000	40,000	0	0
Lois Statter	5,000	5,000	0	0
Kathy Mostert	10,000	10,000	0	0
Addison Kent	20,000	20,000	0	0
Taylor Kirch	500,000	500,000	0	0
Hadi Aboukhater	4,000	4,000	0	0
Shellie Shoppe	5,500	5,500	0	0
Kelly Hansen	500	500	0	0
Jeff Painter	2,000	2,000	0	0
April Painter	1,100	1,100	0	0
Richelle Rowell	500	500	0	0
Andrea Berrett	20,000	20,000	0	0
Karen Hodgson	5,000	5,000	0	0
Jeffrey Springer	2,000	2,000	0	0
Brennan Springer	300	300	0	0
Alyson Korth	500	500	0	0
Derek Korth	500	500	0	0
David Hairabedian	500	500	0	0
Laury Moulton	600	600	0	0
Western Capell	250	250	0	0
Ashley Moulton	200	200	0	0
Maggie Moulton	200	200	0	0
Mary Brown	250	250	0	0
Zach Sorensen	200	200	0	0
Terrance Pereyda	200	200	0	0
Olivia Horlacher	100	100	0	0
Teena Horlacher	1,000	1,000	0	0
McKenna Berrett	100	100	0	0

_________

* Less than 1%

(1)	Sole officer/director and majority shareholder of OPU, INC. J. William Kirch owns 73% of our outstanding shares directly.
(2)	Investor
(3)	Purchased shares from J. William Kirch in 2008 in a private transaction in which Mr. Kirch sold 1,000,000 of his shares to 5 individuals

To the best of management’s knowledge, none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

J. William Kirch, our sole officer and director, is a Selling Shareholder and will be considered to be an underwriter for the purposes of this offering. Mr. Kirch’s current intentions are to remain with the Company regardless of whether he sells all or a substantial portion of his registered shares. He is offering 11% of his shareholder interest (1,000,000 of the 8,000,000 shares) in this offering which is 8% of the total issued and outstanding shares of the Company. As an officer and director of our Company and as an underwriter, Mr. Kirch may not avail himself of the provisions of Rule 144.

Selling shareholders will sell at a fixed price of $1 per share for the duration of this offering.

PLAN OF DISTRIBUTION

Our selling shareholders will sell their shares at a price of $1.00 per share for the duration of this offering. The selling shareholders may sell or distribute their common stock from time to time themselves, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals.  The sale of the common stock offered by the selling shareholders through this prospectus may be effected in one or more of the following:

●	ordinary brokers' transactions;
●	transactions involving cross or block trades or otherwise;
●	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
●	“at the market” to or through market makers or into any market for the common stock which may develop;
●	in other ways not involving market makers or established trading markets, Including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling shareholders and any broker-dealers participating in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the selling shareholders, and any commissions received by any broker-dealers may be deemed underwriting commissions or discounts under the Securities Act. Since the selling stockholders may be deemed to be “underwriters” they will be subject to the prospectus delivery requirements of the Securities Act. Neither we, nor any selling shareholder, can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

In the event that the selling shareholders enter into an agreement, after the date of this prospectus, with any broker dealer or underwriter for such broker, dealer or underwriter to act as principal and such entity is acting as an underwriter, we will file a post-effective amendment to this prospectus identifying such entity, providing the required information in this plan of distribution and revising the disclosures in this prospectus and the related registration statement. Additionally, in such event we will file any such agreement as an exhibit to the registration statement.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

Selling shareholders may also elect to sell their shares through the safe harbor provided under Rule 144 whether or not this registration statement is in effect provided a market exists for our stock and provided they meet each of the terms and conditions set forth under the rule. Mr. Kirch and his affiliates (his wife and three minor children) are considered underwriters and may not utilize Rule 144 for resales.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

 We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of Carr & Waddoups. This firm owns no  shares of our common stock.

EXPERTS

Our financial statements from inception March 31, 2008  through December 31m 2010 and the related statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Sadler, Gibb & Associates, LLC, of Salt Lake City, Utah., independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of OPU, Inc. commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

OPU, INC.

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS
AND
FINANCIAL STATEMENTS

December 31, 2010 and 2009

OPU, INC.

_______________________________________

SADLER, GIBB & ASSOCIATES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OPU, Inc.

We have audited the accompanying balance sheets of OPU, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of OPU, Inc. as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company had accumulated losses of $240,575 as of December 31, 2010, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
May 12, 2011

OPU, INC., INC.

Balance Sheets

	December 31,	December, 31
	2010	2009
Assets

Current Assets:
Cash	$553	$53,899

Total assets	$553	$53,899

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:	$—	$—

Total liabilities	—	—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized,
12,284,100 and 12,270,500 shares issued and outstanding
respectively	12,285	22,271
Additional paid-in capital	228,843	215,257
Accumulated deficit	(240,575)	(183,629)

Total stockholder’s equity (deficit)	553	53,899

Total liabilities and stockholders' equity (deficit)	$553	$53,899

The accompanying notes are an integral part of these financial statements.

OPU, INC.
Statements of Operations

	For the Year Ended
	December 31,
	2010	2009

Revenue	$29,129	$38,127

Operating expenses:
Marketing and promotion costs	28,992	5,000
Professional fees	12,093	7,660
General and administrative	55,012	34,503

Total operating expenses	96,097	47,163

Loss from operations	(66,968)	(9,036)

Other Income (Expense)
Interest income	22	—

Total other expenses	22	—

Net loss	(66,946)	(9,036)

Net loss per share of common stock	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	12,274,525	11,716,486

The accompanying notes are an integral part of these financial statements.

OPU, INC.
Statements of Stockholders’ Equity (Deficit)

					Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2008	11,695,500	$11,696	$158,154	$(164,593)	$5,257

Common stock issued for cash
at $0.10 per share	575,000	575	57,103	-	57,678

Net loss, year ended December 31, 2009	-	-	-	(9,036)	(9,036)

Balance at December 31, 2009	12,270,500	12,271	215,257	(173,629)	53,899

Common stock issued for cash
at $1.00 per share	13,600	14	13,586	-	13,600

Net loss, year ended December 31, 2010	-	-	-	(66,946)	(66,946)

Balance at December 31, 2010	12,284,100	$12,285	$228,843	$(240,575)	$553

The accompanying notes are an integral part of these financial statements.

OPU, INC.
Statements of Cash Flows

	For the Year Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(66,946)	$(9,036)
Adjustments to reconcile net loss to net cash
used by operating activities:	-	-

Net cash used in operating activities	(66,946)	(9,036)

Cash flows from investing activities:
Net cash used in
investing activities	-	-

Cash flows from financing activities:
Common stock issued for cash	13,600	57,678

Net cash provided by financing activities	13,600	57,678

Net change in cash	(53,346)	48,642
Cash, beginning of period	53,899	5,257

Cash, end of period	$553	$53,899

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-
Interest	$-	$-

The accompanying notes are an integral part of these financial statements.

OPU, INC.
Notes to the Financial Statements
December 31, 2010 and 2009

NOTE 1 – NATURE OF OPERATIONS

OPU, Inc. (“the Company”) was incorporated on March 31, 2008 in the state of Nevada for the purpose of selling business management services. The Company assist small businesses especially start-ups, in goal setting, organizational development, forming business plans, marketing plans and funding plans with these critical components:

•	Management and leadership structure, incentives and controls

•	Strength, weakness analysis tests

•	Problem solving, conflict resolution processes

•	Marketing promotions and special events;

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

Use of Estimates
These financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require that management make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. The use of estimates and assumptions may also affect the reported amounts of revenues and expenses. Actual results could differ from those estimates or assumptions.

Concentration of Risk
The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At December 31, 2010 and 2009, the Company’s bank deposits did not exceed the insured limits.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines the allowance for doubtful accounts based upon historical write-off experience and current economic conditions. The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  As of December 31, 2010 and 2009, the Company collected all receivable balances.

Fair Value of Financial Instruments
The Company adopted the standard issued by the FASB, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

OPU, INC.
Notes to the Financial Statements
December 31, 2010 and 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported on the balance sheets for cash approximate their fair market value based on the short-term maturity of these instruments.

The standard issued by the FASB concerning the fair value option for financial assets and liabilities, became effective for the Company on January 1, 2008. The standard establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the years ended December 31, 2010 and 2009, there were no applicable items on which the fair value option was elected.

 (Loss) Per Common Share
The loss per share of common stock is computed by dividing the net loss during the period presented by the weighted average number of shares of common stock outstanding during that same period. There were no potential common shares outstanding during any period presented that would result in a dilution to the actual number of common shares outstanding.

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Years Ended
	December 31,
	2010	2009
Loss (numerator)	$(66,946)	$(9,036)
Shares (denominator)	12,274,525	11,716,486
Per share amount	$(0.01)	$(0.00)

Revenue Recognition
The Company recognizes revenue when goods or services are accepted and delivered and collection is reasonably assured.

Income taxes
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

OPU, INC.
Notes to the Financial Statements
December 31, 2010 and 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net deferred tax assets consist of the following components as of December 31:

	2010	2009
Deferred tax assets:
NOL Carryover	$93,824	$67,715

Valuation allowance	(97,724)	(71,615)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book Income	$(26,109)	$(3,524)
Meals and Entertainment	350	286
Valuation allowance	25,759	3,238
	$-	$-

At December 31, 2010, the Company had net operating loss carryforwards of approximately $240,575 that may be offset against future taxable income as long as the “continuity of ownership” test is met.  No tax benefit has been reported in the December 31, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The Company has adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of Interpretation 48, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2010 and 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update (ASU) No 2010-09 amends Topic 855
“Subsequent Events” to remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements.  It was determined that the requirements to disclose the date that the financial statements are issued potentially conflicted with some of the Securities and Exchange Commission’s (SEC) guidance.  The amendment is effective for interim or annual periods ending after June 15, 2010.  Certain Revenue Arrangements that include Software Elements, and various other ASU’s No. 2009-2 through ASU No.2011-01 contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued.  These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

OPU, INC.
Notes to the Financial Statements
December 31, 2010 and 2009

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future earnings or operations.

NOTE 4 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allows it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital; it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 – CAPITAL STOCK

The Company is authorized 10 million shares of preferred stock.  At December 31, 2010 and 2009, the Company had no preferred stock issued and outstanding.   The Company is authorized to issue 50,000,000 shares of common stock and had 12,284,100 and 12,270,500 common shares issued and outstanding as of December 31, 2010 and 2009, respectively.

During the year ended December 31, 2010 the Company issued 13,600 shares of common stock at $1.00 per share for cash of $13,600.

During the year ended December 31, 2009 the Company issued 575,000 shares of common stock at $0.10 per share for cash of $57,500.

NOTE 6 – SUBSEQUENT EVENTS

During 2011, the Company issued 31,900 shares of common stock at $1.00 per shares for cash of $31,900.

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined there are no material transactions that have not been disclosed.

OPU, INC.

FINANCIAL STATEMENTS

March 31, 2011 and December 31, 2010

OPU, INC.
BALANCE SHEETS

	March 31,	December, 31
	2011	2010
	(Unaudited)
Assets

Current Assets:
Cash	$5,659	$553

Total assets	$5,659	$553

Liabilities and Stockholders’ Equity
Current liabilities:	$—	$—

Total liabilities	—	—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized,
12,316,000 and 12,284,100 shares issued and outstanding,
respectively	12,317	12,285
Additional paid-in capital	260,711	228,843
Retained deficit	(267,369)	(240,575)

Total stockholder’s equity	5,659	553

Total liabilities and stockholders' equity	$5,659	$553

See accompanying notes to financial statements.

OPU, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
Cash
Revenue	$59,282	$—

Operating expenses:
Marketing and promotion costs	—	3,000
Professional fees	18,937	2,928
General and administrative	67,139	15,124

Total operating expenses	86,076	21,052

Loss from operations	(26,794)	(21,052)

Other Income (Expense)	—	—

Net loss	(26,794)	(21,052)

Net loss per share of common stock	$(0.00)	$(0.00)

Weighted average number of common shares	12,342,381	12,274,525

See accompanying notes to financial statements.

OPU, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

					Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Cash	11,695,500	$11,696	$158,154	$(164,593)	$5,257

Common stock issued for cash
at $0.10 per share	575,000	575	57,103	-	57,678

Net loss, year ended December 31, 2009	-	-	-	(9,036)	(9,036)

Balance at December 31, 2009	12,270,500	12,271	215,257	(173,629)	53,899

Common stock issued for cash
at $1.00 per share	13,600	14	13,586	-	13,600

Net loss, year ended December 31, 2010	-	-	-	(66,946)	(66,946)

Balance at December 31, 2010	12,284,100	12,285	228,843	(240,575)	553

Common stock issued for cash
at $1.00 per share (unaudited)	31,900	32	31,868	-	31,900

Net loss, three months ended
March 31, 2011 (unaudited)	-	-	-	(26,794)	(26,794)

Balance at March 31, 2011 (unaudited)	12,316,000	$12,317	$260,711	$(267,369)	$5,659

See accompanying notes to financial statements.

OPU, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Three Months Ended
	March 31,
	2011	2010
Cash
Net loss	$(26,794)	$(21,052)
Adjustments to reconcile net loss to net cash
used by operating activities:	—	—
Net cash used in
operating activities	(26,794)	(21,052)

Cash flows from investing activities:
Net cash used in
investing activities	—	—

Cash flows from financing activities:
Common stock issued for cash	31,900	—
Net cash provided by
financing activities	31,900	—

Net change in cash	5,106	(21,052)

Cash, beginning of period	553	53,899

Cash, end of period	$5,659	$32,847

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—
Interest	$—	$—

See accompanying notes to financial statements.

OPU, INC.
Notes to Condensed Financial Statements
March 31, 2011 (Unaudited)

NOTE 1 – CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary to present a fair statement of the results for the period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10 for the year ended December 31, 2010. The results of operations for the period ended March 31, 2011, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2011.

NOTE 2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

OPU, INC.
Notes to Condensed Financial Statements
March 31, 2011 (Unaudited)

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allows it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital; it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

  NOTE 4 – CAPITAL STOCK

During the quarter ended March 31, 2011 the Company issued 31,900 shares of common stock at $1.00 per share for cash of $31,900.

During the year ended December 31, 2010 the Company issued 13,600 shares of common stock at $1.00 per share for cash of $13,600.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined there are no material transactions that have not been disclosed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of expense	Amount

SEC Registration fee	$90
Accounting fees and expenses	$15,000
Legal fees and expenses	$20,500
Printing expenses	$1,000
Miscellaneous	$470	*

TOTAL	$37,060
___________________

* Estimated.

Item 14.    Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

15.    Recent Sales of Unregistered Securities

The following consists of all issuances of unregistered securities in the last three years.  Each of the individuals who purchased shares in the transactions described below is identified by name in the “SELLING STOCKHOLDER” section of the Prospectus related to this registration statement.

The following consists of all issuances of unregistered securities in the last three years.  Each of the individuals who purchased shares in the transactions described below is identified by name.

Name	Number of Shares	Date Issued	Price Paid

Tim Porray (1)	400,000	4/1/2008	0
Nick Fischella (1)	200,000	4/15/2008	0
Michael Fischella (1)	200,000	4/15/2008	0
Elaine Baer (1)	100,000	4/15/2008	0
Wallapha Saipreecha (1)	100,000	4/15/2008	0
Jim Hauskencht	500,000	6/20/2008	0.10
Brian Murray	30,000	6/25/2008	0.10
Alison Branan	150,000	7/3/2008	0.10
Ben Branan	30,000	7/3/2008	0.10
Matthew Foulger	7,500	7/3/2008	0.10
Cami Murray	30,000	7/29/2008	0.10
Steven Anderson	58,000	9/12/2008	0.10
Lycia Morgan	490,000	11/25/2008	0.10
Jeremy English	400,000	12/19/2008	0.10
Tim Porray	40,000	9/10/2009	0.10
Lois Statter	5,000	10/1/2009	0.10
Kathy Mostert	10,000	11/6/2009	0.10
Addison Kent	20,000	12/26/2009	0.10
Taylor Kirch	500,000	12/28/2009	0.10
Hadi Aboukhater	4,000	8/9/2010	1.00
Shellie Shoppe	5,500	8/9/2010	1.00
Kelly Hansen	500	11/30/2010	1.00
Jeff Painter	2,000	12/3/2010	1.00
April Painter	1,100	12/17/2010	1.00
Richelle Rowell	500	12/30/2010	1.00
Andrea Berrett	20,000	1/6/2011	1.00
Karen Hodgson	5,000	1/19/2011	1.00
Jeffrey Springer	2,000	1/20/2011	1.00
Brennan Springer	300	2/8/2011	1.00
Alyson Korth	500	2/10/2011	1.00
Derek Korth	500	2/10/2011	1.00
David Hairabedian	500	2/11/2011	1.00
Laury Moulton	600	2/11/2011	1.00

Name	Number of Shares	Date Issued	Price Paid
Western Capell	250	2/11/2011	1.00
Ashley Moulton	200	2/11/2011	1.00
Maggie Moulton	200	2/11/2011	1.00
Mary Brown	250	2/11/2011	1.00
Zach Sorensen	200	2/11/2011	1.00
Terrance Pereyda	200	2/11/2011	1.00
Olivia Horlacher	100	2/25/2011	1.00
Teena Horlacher	1,000	3/16/2011	1.00
McKenna Berrett	100	3/17/2011	1.00

Total	12,316,000
  _______________

(1)	Purchased shares from J. William Kirch in 2008 in a private transaction in which Mr. Kirch sold 1,000,000 of his shares to 5 individuals

The foregoing private transactions were effected pursuant to Section 4(2) of the Securities Act of 1933, as amended, as issuances “not involving a public offering”.  We believe that each of these purchasers (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purpose of the federal securities laws, (iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition,  (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer, and (v) was “accredited” and/or “sophisticated”.  We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Item 16.     Exhibits

The following Exhibits are filed with or incorporated by reference to this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit No.	Description

3.1	Articles of Incorporation of OPU, Inc.
3.2	Bylaws of OPU, Inc.
5.1	Opinion of Attorney
10.1	Form of Subscription Agreement
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (See Exhibit 5.1)

Item 17.    Undertakings

The Registrant hereby undertakes the following:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement..

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) If the registrant is subject to Rule 430C (Section 230.430C of this chapter), each prospectus filed pursuant  to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

              (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake, State of Utah, on June 16, 2011.

    OPU, INC.

By: /s/ J. William Kirch
J. William Kirch,
Principal Executive Officer and
Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE

/s/ J. William Kirch J. William Kirch	President, Principal Executive Officer, Principal Financial & Accounting Officer, Secretary and Director	June 16, 2011